Exhibit 99.1

Contact:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT’S UNIVERSAL SHELF REGISTRATION STATEMENT DECLARED EFFECTIVE

Philadelphia, PA — December 7, 2012 — Lannett Company, Inc. (NYSE MKT: LCI) today announced that the renewal of its universal shelf registration statement on Form S-3 was declared effective by the Securities and Exchange Commission (SEC) today.  The universal shelf registration statement replaces the Company’s previous shelf registration statement, which expired on November 20, 2012.

The universal shelf registration statement permits the Company to offer and sell, from time to time, on a continuous or delayed basis in the future, up to $63.75 million of equity, debt or other types of securities described in the shelf registration statement, or any combination of such securities, in one or more future public offerings.  The shelf registration statement also allows certain shareholders to sell up to $57.5 million of the Company’s common stock.  The Company will not receive any proceeds from the sale of these shares.  The Company’s prior shelf registration statement permitted the Company to offer up to $80 million of securities and permitted certain shareholders to sell up to $70 million of the Company’s common stock.  The new shelf registration statement represents the unsold portion of the securities registered pursuant to the prior shelf registration statement.

“We regularly evaluate opportunities that complement our organic growth strategy,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “While we have no current plans to utilize capital provided by this shelf registration, the purpose of this renewal is to continue to have capital readily available for corporate purposes such as acquisitions.”

If and when the Company offers any securities under the new registration statement, the Company will prepare and make available a prospectus supplement that includes the specific terms of the securities being offered, the use of proceeds and other terms of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About Lannett Company, Inc.:

Lannett Company, founded in 1942 and celebrating its 70th anniversary, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, that this shelf registration provides the Company with continued financial flexibility, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of U.S. Food and Drug Administration or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in Lannett’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent Lannett’s judgment as of the date of this news release. Lannett disclaims any intent or obligation to update these forward-looking statements.

# # #